                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO. __________)


Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:


 [ ]  Preliminary Proxy Statement             [ ] Confidential, For Use of the Commission Only
 [X]  Definitive Proxy Statement                  (as permitted by Rule 14a-6(e)(2))
 [ ]  Definitive Additional Materials
 [ ]  Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12

                           WESTERN DIGITAL CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

           -------------------------------------------------------------------
     (2)   Aggregate number of securities to which transaction applies:

           -------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           -------------------------------------------------------------------
     (4)   Proposed maximum aggregate value of transaction:

           -------------------------------------------------------------------
     (5)   Total fee paid:

           -------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount previously paid:

     ----------------------------------------------------------------------
     (2)    Form, Schedule or Registration Statement no.:

     ----------------------------------------------------------------------
     (3)    Filing Party:

     ----------------------------------------------------------------------
     (4)    Date Filed:

     ----------------------------------------------------------------------

[WESTERN DIGITAL LOGO]




Dear Shareholder:

         You are cordially invited to attend our Annual Meeting of Shareholders at the Company's headquarters, 8105 Irvine Center Drive, Irvine, California 92618, on Thursday, November 13, 1997, at 10:00 a.m. Your Board of Directors and management look forward to welcoming you.

         In addition to the election of directors, the Company is asking for your approval of the following proposals:

         * Authorization for an additional 2,000,000 shares under the Employee Stock Purchase Plan, which is available to all of the Company's employees worldwide.

         * Ratification of the selection of KPMG Peat Marwick LLP as independent accountants for the Company for the fiscal year ending June 27, 1998.


         Your Board of Directors unanimously recommends that you vote FOR each of these proposals.

         Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. We urge you to promptly mark, sign, date and mail your proxy in the envelope provided.

         On behalf of the Board of Directors, thank you for your continued support.

                                         /s/ CHARLES A. HAGGERTY
                                         -------------------------------------
                                         Charles A. Haggerty
                                         Chairman, President and
                                         Chief Executive Officer

September 26, 1997

[WESTERN DIGITAL LOGO]



                            8105 IRVINE CENTER DRIVE
                            IRVINE, CALIFORNIA 92618

                                    --------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 13, 1997

To the Shareholders of
WESTERN DIGITAL CORPORATION

         The Annual Meeting of Shareholders of Western Digital Corporation, a Delaware corporation (the "Company"), will be held at the Company's principal executive offices, 8105 Irvine Center Drive, Irvine, California 92618, on Thursday, November 13, 1997, at 10:00 a.m. for the following purposes:

                  1. To elect eight directors to serve until the next annual meeting of shareholders of the Company and until their successors are elected and qualified;

                  2. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan to authorize and reserve for issuance an additional 2,000,000 shares of the Company's Common Stock which may be sold to employees pursuant to the terms of such plan;

                  3. To ratify the selection of KPMG Peat Marwick LLP as independent accountants for the Company for the fiscal year ending June 27, 1998; and

                  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on September 19, 1997, are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                       By Order of the Board of Directors



                                       Michael A. Cornelius
                                       Vice President and Secretary

Irvine, California
September 26, 1997

                                TABLE OF CONTENTS



                                                                       Page
                                                                       ----
Proxy Statement ......................................................   1

Voting ...............................................................   1

Security Ownership by Principal Shareholders and Management ..........   2

Proposal 1:  Election of Directors ...................................   3

Nominees for Election ................................................   3

Committees and Meetings ..............................................   4

Director Compensation ................................................   5

Executive Compensation ...............................................   6

Report of the Compensation Committee .................................   6

Summary Compensation Table ...........................................  10

Option/SAR Grants in Last Fiscal Year ................................  11

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
  Year-End Option/SAR Values .........................................  12

Long-Term Incentive Plan - Awards in Last Fiscal Year ................  12

Compensation Committee Interlocks and Insider Participation ..........  13

Stock Performance Graph ..............................................  13

Section 16(a) Beneficial Ownership Reporting Compliance ..............  14

Certain Transactions and Other Matters................................  14

Change of Control Arrangements .......................................  14

Proposal 2:  Approval of the Amendment to the
             1993 Employee Stock Purchase Plan .......................  15

Proposal 3:  Ratification of Selection of
             Independent Public Accountants ..........................  16

Shareholder Proposals for 1998 .......................................  17

Other Matters ........................................................  17

Annual Reports .......................................................  17

Expenses of Solicitation .............................................  17

Exhibit A - 1993 Employee Stock Purchase Plan ........................ A-1


[WESTERN DIGITAL LOGO]



                            8105 IRVINE CENTER DRIVE
                            IRVINE, CALIFORNIA 92618

                                    --------

                                 PROXY STATEMENT

                                    --------


                         ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 13, 1997


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Western Digital Corporation, a Delaware corporation (the "Company"), for use at the Company's 1997 Annual Meeting of Shareholders to be held on November 13, 1997, at 10:00 a.m. (the "Meeting") and at any and all adjournments and postponements of the Meeting. The Meeting will be held at the Company's principal executive offices at 8105 Irvine Center Drive, Irvine, California 92618. This Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about September 26, 1997.

                                     VOTING

         September 19, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. On that date, 87,252,627 shares of the Company's Common Stock were outstanding. On May 2, 1997, the Company declared a two-for-one stock split effected in the form of a stock dividend paid on June 3, 1997, to all shareholders of record on May 20, 1997; all shares and prices reported herein have been adjusted accordingly. Each share is entitled to one vote on any matter that may be presented for consideration and action by the shareholders at the Meeting. The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof. For the purposes of Proposal 1, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the election of directors. For the purposes of Proposals 2 and 3, abstentions will have the same effect as a negative vote, whereas broker non-votes will have no effect on the outcome of the vote.

         Each proxy will be voted FOR (i) the election of the eight director nominees named herein, (ii) approval of an amendment to the Company's 1993 Employee Stock Purchase Plan to authorize and reserve for issuance an additional 2,000,000 shares of the Company's Common Stock which may be sold to employees pursuant to the terms of the plan, and (iii) ratification of the selection of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending June 27, 1998. If a shareholder has submitted a proxy appropriately directing how the shares represented thereby are to be voted, the shares will be voted according to the shareholder's direction. Any shareholder has the power to revoke his/her proxy at any time before it is voted at the Meeting by submitting a written notice of revocation to the Secretary of the Company or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the shareholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

           SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of September 1, 1997, by
(i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company's Common Stock, as of the dates specified below, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:

                                                   Amount and
                                                    Nature of           Percent
     Name and Address of Beneficial Owner      Beneficial Ownership   of Class (1)
     ------------------------------------      --------------------   ------------
     Kopp Investment Advisors (2)                   5,835,412             6.7
      6600 France Ave., So., Suite 672
      Edina, Minnesota 55435
     Charles A. Haggerty (3)                          767,076               *
     James A. Abrahamson (4)                           25,000               *
     Peter D. Behrendt (4)                             40,750               *
     I. M. Booth (4)                                   59,408               *
     Irwin Federman (4)                                57,000               *
     Andre R. Horn (4)                                 37,271               *
     Anne O. Krueger (4)                               30,000               *
     Thomas E. Pardun (4)                              14,375               *
     Kathryn A. Braun (4)                             141,089               *
     Marc H. Nussbaum (3)                              91,032               *
     David W. Schafer (4)                              74,776               *
     Duston M. Williams (4)                            71,446               *
     All Directors and Executive Officers           1,547,290             1.8
       as a group (16 persons) (5)

---------------

 *       Less than 1%

(1) Applicable percentage of ownership is based on 87,250,328 shares of Common Stock outstanding as of September 1, 1997. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after September 1, 1997, are deemed outstanding for computing the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Reflects ownership as of June 30, 1997, based upon information reported by Kopp Investment Advisors on Schedule 13F. Kopp Investment Advisors has sole voting power with respect to 395,000 shares, sole dispositive power with respect to 80,000 shares, and shared dispositive power with respect to 5,755,412 shares of the total reported above.

 (3) Includes 459,126 and 68,154 shares of Common Stock which may be acquired by Messrs. Haggerty and Nussbaum, respectively, within 60 days after September 1, 1997, through the exercise of stock options and 11,437 and 8,854 shares allocated to their respective accounts under the Company's Retirement Savings and Profit Sharing Plan as of July 31, 1997, the latest date for which information is reasonably available.

(4) Includes shares of Common Stock which may be acquired within 60 days after September 1, 1997, through the exercise of stock options as follows: Mr. Abrahamson (14,000), Mr. Behrendt (38,000),

         Mr. Booth (12,500), Mr. Federman (4,000), Mr. Horn (6,875), Dr. Krueger (20,000), Mr. Pardun (9,375), Ms. Braun (100,411), Mr. Schafer
         (61,061), and Mr. Williams (63,317). Does not include shares representing deferred stock units credited to accounts in the Company's Deferred Compensation Plan as of September 1, 1997, as to which they currently have no voting or investment power as follows: Mr. Abrahamson
         (454), Mr. Behrendt (1,268), Mr. Federman (1,359), Dr. Krueger (1,268),
         and Mr. Pardun (1,268).

(5) Includes 952,204 shares of Common Stock which may be acquired within 60 days after September 1, 1997, through the exercise of stock options and 30,218 shares allocated to the respective accounts of such individuals under the Company's Retirement Savings and Profit Sharing Plan as of July 31, 1997, the latest date for which information is reasonably available.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The Company's directors are elected at each annual meeting of shareholders. Currently, the authorized number of directors of the Company is eight. At the Meeting, eight directors will be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Meeting up to the number of authorized directors will be elected. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the election of directors.

NOMINEES FOR ELECTION

         The nominees for election as directors set forth in the table below are incumbent directors. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director is withheld in a proxy, it is intended that each proxy will be voted FOR such nominees. In the event that, before the Meeting, any of the nominees for director should become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the Company's knowledge, all the nominees will be available to serve.

         The following biographical information is furnished with respect to each of the eight nominees:

         CHARLES A. HAGGERTY, 56, has been a director of the Company since 1993. He joined the Company as President in June 1992 and assumed the additional positions of Chairman and Chief Executive Officer on June 30, 1993. Mr. Haggerty is also a director of Pentair, Inc., Beckman Instruments, Inc., and Sync Research, Inc.

         I. M. BOOTH, 65, has been a director of the Company since 1985. He retired in 1996 after having served as Chairman, President and Chief Executive Officer of Polaroid Corporation from June 1991 to March 1996. He is also a director of John Hancock Mutual Life Insurance Company and State Street Bank & Trust.

         ANDRE R. HORN, 69, has been a director of the Company since 1985. He retired in 1991 after having served as Chairman of Needham & Company, Inc., an investment banking firm, from 1985 to March 1991. He was formerly Chairman of the Board of Joy Manufacturing Company, a maker of heavy machinery. He serves as a director of Varco International, Inc., and Remec.

         IRWIN FEDERMAN, 62, has been a director of the Company since 1986. He has been a Partner of U.S. Venture Partners, a venture capital investment firm for more than five years. He is also as a director of Komag, Inc., Checkpoint Software Technology, Ltd., SanDisk Corporation., TelCom Semiconductor, Inc., and NeoMagic Corporation.

         DR. ANNE O. KRUEGER, 63, has been a director of the Company since 1989. She has been Professor of Economics, Stanford University, since July 1993. From January 1987 until that time, she served as Arts and Sciences Professor of Economics in the Department of Economics at Duke University. She is also a director of Nordson Corporation.

         THOMAS E. PARDUN, 54, has been a director of the Company since 1993. He has been President of U S WEST International, Asia-Pacific, a subsidiary of U S WEST, Inc., a diversified communications company, since May 1996. From April 1993 until that time, he served as President and Chief Executive Officer of U S WEST Multimedia Communications Group. From May 1988 until April 1993, Mr. Pardun served in key executive positions with U S WEST Communications, Inc., as Vice President, Marketing and Planning and as Vice President and General Manager, Business and Government Services. He is also a director of Exabyte Corporation.

         JAMES A. ABRAHAMSON, 64, has been a director of the Company since 1994. He has been Chairman and Chief Executive Officer of International Air Safety, L.L.C., an investment and operating company providing air traffic control products and services, and BDM Air Safety Management Corporation since August 1995. From June 1995 to the present, he has also been a Senior Advisor at Galway Partners, L.L.C. From October 1992 until June 1995, he served as Chairman of the Board of Oracle Corporation, an information management software and services company.

         PETER D. BEHRENDT, 58, has been a director of the Company since 1994. He has been Chairman of Exabyte Corporation, a manufacturer of computer tape storage products, since January 1992 and was President and Chief Executive Officer from July 1990 to January 1997. He is also a director of Infocus Corporation and Wild Oats Markets, Inc.

COMMITTEES AND MEETINGS

         The Board of Directors has standing Executive, Audit, Compensation, and Nominating Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the annual meeting of shareholders. The membership of each committee is as follows, with the chairman listed first:




    Executive                   Audit                 Compensation             Nominating
    Committee                 Committee                 Committee               Committee
--------------------    -----------------------    --------------------     -------------------
Charles A. Haggerty     Andre R. Horn              Irwin Federman           I. M. Booth
Irwin Federman          Anne O. Krueger            James A. Abrahamson      Irwin Federman
Andre R. Horn           Thomas E. Pardun           Peter D. Behrendt        Charles A. Haggerty
Anne O. Krueger         I. M. Booth (Alternate)    I. M. Booth



         EXECUTIVE COMMITTEE. Between meetings of the Board, the Executive Committee may exercise all of the powers of the Board (except those powers expressly reserved by applicable law to the Board) in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions given by the Board.

         AUDIT COMMITTEE. The Audit Committee reviews and approves the scope of the annual audit performed by the Company's independent auditors, meets with the Company's independent auditors to review the results of the annual audit, recommends to the Board engagement or retention of the Company's independent auditors, and is primarily responsible for reviewing and evaluating the Company's accounting principles and its internal accounting controls. The Audit Committee directs and reviews special investigations, receives periodic reports on legal and tax matters, reviews the Company's legal compliance policies and practices, and reports to the Board as appropriate concerning these reviews, investigations, and reports.

         COMPENSATION COMMITTEE. The Compensation Committee advises the Board with respect to various compensation matters and administers the Company's Employee Stock Option Plan, Employee Stock Purchase Plan, Deferred Compensation Plan and other benefit plans.

         NOMINATING COMMITTEE. The Nominating Committee reviews and makes recommendations to the Board regarding nominees for director and committee assignments. The Nominating Committee will consider nominees recommended by shareholders for election at the Company's 1998 annual meeting of shareholders. A shareholder desiring to make such a recommendation should submit the name, address, telephone number and qualifications of the proposed nominee in writing for delivery to the Secretary of the Corporation at the Company's principal executive offices no later than July 17, 1998.

         During fiscal year 1997, there were five meetings of the Board, no meetings of the Executive Committee, four meetings of the Audit Committee, five meetings of the Compensation Committee and no meetings of the Nominating Committee. Each of the current directors attended 75% or more of the total number of meetings of the Board and the meetings of the committees of the Board on which he/she served during such period.

DIRECTOR COMPENSATION

         CASH COMPENSATION. Non-employee directors receive an annual retainer of $25,000, plus compensation of $2,500 for each session (day or consecutive days) during which they attend a Board meeting or meeting of a committee of the Board, $500 for each meeting held by telephone conference, and reimbursement of travel expenses. In addition, the chairman of each committee of the Board receives an annual retainer of $2,500. Mr. Haggerty, who is an employee of the Company, does not receive any compensation for his services as a director or committee chairman.

         NON-EMPLOYEE DIRECTORS STOCK-FOR-FEES PLAN. Under the Company's Non-Employee Directors Stock-for-Fees Plan (the "Stock-for-Fees Plan"), one-half of the annual retainer fee payable to each non-employee director is paid in the form of shares of the Company's Common Stock rather than cash. Each non-employee director may make elect to receive shares in lieu of any or all of the (i) remaining half of the annual retainer fee otherwise payable to him or her in cash for that calendar year, and/or (ii) meeting attendance fees otherwise payable to him or her in cash for that calendar year. At the time of the election for a particular calendar year, a non-employee director may also elect to defer the receipt of any cash or stock annual retainer or meeting fees to be paid during the calendar year. The deferral will not change the form (cash or shares) in which the fee is to be paid at the end of the deferral period. The Company pays a 15% premium in the form of Common Stock to each non-employee director who elects to defer annual retainer or meeting fees to be received in Common Stock. The number of shares of Common Stock payable is determined by dividing the amount of the cash fee the director would have received by the fair market value of the Common Stock on the date the cash fee would have been paid. Shares issued under the Stock-for-Fees Plan in fiscal years 1997 were 792 plus the 5,274 deferred stock units reported below under Deferred Compensation Plan; no shares were issued under the Stock-for-Fees Plan in fiscal years 1996 and 1995.

         The maximum aggregate number of shares of Common Stock that may be issued under the Stock-for-Fees Plan is 400,000 shares, subject to antidilution adjustments. The Stock-for-Fees Plan will terminate on December 31, 2002, unless it is terminated by earlier action of the Board of Directors. The Board has the power to suspend, discontinue or amend the Stock-for-Fees Plan at any time, subject to shareholder approval, if required under any law or regulation.

         DEFERRED COMPENSATION PLAN. Under the Company's Deferred Compensation Plan, all directors and employees selected for participation by the Compensation Committee are permitted to defer payment of compensation by the Company. Non-employee directors who elect to participate are permitted to defer a minimum of $2,000 per calendar year and up to 100% of their compensation in cash or deferred stock units payable under the Stock-for-Fees Plan. The deferred stock units carry no voting or investment power. Interest on the deferred cash balances accrues at a rate determined prior to the beginning of each calendar year based upon results of the preceding year. The interest rate for calendar years 1997, 1996 and 1995 was 7.4%.

         Pursuant to the terms of the Deferred Compensation Plan, non-employee directors deferred compensation in the last three fiscal years, respectively, as follows:


                           1997 Deferred
    Director                Stock Units     1997 Cash     1996 Cash      1995 Cash
-------------------        -------------    ---------     ---------      ---------
James A. Abrahamson               454        $    0        $     0        $     0
Peter D. Behrendt               1,182         6,000         32,000         30,000
Irwin Federman                  1,274         6,000         34,000         40,000
Anne O. Krueger                 1,182             0              0              0
Thomas E. Pardun                1,182         4,000         32,000         36,000

         STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. The Company has an Amended and Restated Stock Option Plan for Non-Employee Directors (the "Director Plan") under which options to purchase shares of the Company's Common Stock are granted to the Company's non-employee directors. Pursuant to the Director Plan, non-employee directors are automatically granted options to purchase 30,000 shares of Common Stock (subject to antidilution provisions) upon initial election or appointment to the Board at an exercise price per share equal to the fair market value of the Common Stock on the date of such initial election or appointment ("Initial Options"). Thereafter, immediately following each annual meeting of shareholders of the Company after a non-employee director joins the Board, if he/she has served as a director since his/her election or appointment and has been re-elected as a director at such annual meeting, such non-employee director will automatically receive another option to purchase 7,500 shares of Common Stock at an exercise price per share equal to the fair market value of Common Stock on the date of grant ("Additional Options").

         Both Initial Options and Additional Options vest over a period of four years, with 25% vesting on the first anniversary of the grant date and 6.25% vesting at the end of each quarter thereafter. Initial Options and Additional Options vest only if the optionee has remained a director for the entire period from the grant date to the vesting date. The maximum aggregate number of shares that may be issued upon exercises of options granted under the Director Plan is 1,600,000, subject to antidilution adjustments.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors is responsible for establishing, reviewing and revising the Company's executive compensation programs and policies. The Compensation Committee is composed entirely of directors who are not employees or former employees of the Company and who do not have a direct business relationship with the Company other than in their capacity as directors. The Compensation Committee also administers the Company's Employee Stock Option Plan, 1993 Employee Stock Purchase Plan and Deferred Compensation Plan.

         This report is being included pursuant to the Securities Exchange Commission rules designed to enhance disclosure of public companies' executive compensation policies. This report addresses the Company's policies for fiscal year 1997 as they affected the Chief Executive Officer and the Company's other executive officers, including the named executive officers in this Proxy Statement.

   COMPENSATION PHILOSOPHY

         The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize shareholder value in a competitive environment and are based on the belief that the interests of the executives should be closely aligned with the Company's shareholders. To support this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company's shareholders from both the short-term and long-term perspectives. The Company's compensation policies and programs are designed to:

         * Attract, develop, reward and retain highly qualified and productive individuals;

         * Motivate executives to improve the overall performance and profitability of the Company, as well as the business sector for which each is responsible, and reward executives only when specific measurable results have been achieved;

         * Encourage accountability by adjusting salaries and incentive awards based on each executive's individual performance, potential and contribution;

         * Denominate and/or pay incentive awards in the Company's Common Stock to further enforce the linkage between the interests of the shareholders and the executives; and

         * Ensure compensation levels that are both externally competitive and internally equitable.

         In furtherance of these goals, the Company's executive compensation policies, plans and programs consist of base salary, annual incentive compensation, stock option grants, long-term retention awards, a non-qualified deferred compensation plan, life insurance and other benefits.

         The Compensation Committee considers all elements of compensation and the compensation philosophy when determining individual components of pay. The Compensation Committee does not follow any principles in a mechanical fashion; rather, the members use their experience and judgment in determining the mix of compensation for each individual. In addition to the experience and knowledge of the Compensation Committee and the Company's Human Resources staff, the Compensation Committee utilizes the services of independent human resources consultants who provide competitive data from independent survey sources of peer companies in competition for similar management talent. The survey includes data from direct competitors of the Company and from other companies in the high-technology industry with similar size and performance characteristics. While there is no specific formula that is used to set pay in relation to this market data, executive officer base salary and individual bonus target amount are generally set at the median total cash compensation level for comparable jobs in the marketplace. However, when the Company's business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under the Company's performance-based compensation program may lead to total cash compensation levels which are higher than the median levels for comparable jobs. The Compensation Committee also reviews the compensation levels of the executive officers for internal consistency.

         The comparable companies used to benchmark executive compensation are not shown in the Stock Performance Graph included in this Proxy Statement because they change from year to year, depending on both the Company's and other companies' performance. The purpose of the Stock Performance Graph is to compare the performance of the Company's Common Stock over a five-year period against a stock index or fixed groups of companies. In contrast, the Compensation Committee generally utilizes compensation surveys to compare its executive compensation policies against companies that have specified performance and other characteristics similar to those of the Company during a limited period of time.

         The Company intends to provide a total compensation opportunity for executive officers that is above average, but with an above average amount of the total compensation opportunity at risk and dependent upon continuously improving Company performance. In all cases, the Compensation Committee considers the total potential compensation payable to each of the executive officers when establishing or adjusting any element of their compensation package.

   EXECUTIVE COMPENSATION COMPONENTS

         The Company's executive compensation package is primarily comprised of the following components:

         BASE SALARY. Executive base salaries are reviewed annually, and base salary levels are generally targeted at the median or below of competitive data. The base salaries of individual executives can and do vary from this salary benchmark based on such factors as the competitive environment, the executive's experience level and scope of responsibility, current performance, future potential and the overall contribution of the executive. The Compensation Committee exercises its judgment based on all the factors described above in making its decisions. No specific formula is applied to determine the weight of each criteria, and, once established, base salary does not depend on the Company's performance. As a result of this process, and in accordance with the Company's compensation philosophy that total cash compensation should vary with Company performance, a large part of each executive officers' potential total cash compensation is dependent on the performance of the Company as measured through its performance-based compensation program as set forth below.

         ANNUAL INCENTIVE AWARDS. The Company had one short-term incentive plan in which executive officers participated in fiscal year 1997; the Management Incentive Program ("MIP") focuses participants (officers and employees above a certain pay grade) on achieving key financial and strategic objectives at the corporate and business unit levels that are expected to lead to the creation of value for the Company's shareholders and provide participants the opportunity to earn cash awards commensurate with performance. The MIP measures the performance of the executive officers against specific objectives and awards incentive bonuses from a bonus pool. The MIP is annually reviewed and approved early in the fiscal year by the Compensation Committee and the Board of Directors.

         The Compensation Committee establishes predetermined performance goals and target awards on an annual basis, and actual performance determines the percentage used to calculate the award at the end of the year with the size of the award varying between 0% and 200% of the target award. Unless each business group achieves a minimum operating profit level, no payouts will be made for such business group. The Compensation Committee sets the annual incentive opportunity for each executive officer in relation to his/her base salary. For fiscal year 1997, MIP awards were weighted (50-55%) toward operating profit on both a corporate and business unit basis. Other factors which were given less weight included meeting certain quality measures, cost-savings accomplishments, customer satisfaction and linearity of sales. On average, executive officers' actual awards were 110% of their target awards for fiscal year 1997. A portion of each officers' annual incentive award was made as a profit sharing payment into the Company's Retirement Savings and Profit Sharing Plan.

         STOCK OPTIONS. The Compensation Committee views the grant of stock options to be a key long-term incentive reward program. Executive officers, as well as other employees, are eligible to receive periodic grants of incentive stock options and non-qualified stock options pursuant to the Company's Employee Stock Option Plan. Stock options are granted with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant and generally vest over four years. The Compensation Committee believes that, because options are granted with an exercise price equal to the market value of the Common Stock on the date of grant, they are an effective incentive for officers to create value for the Company's shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company's long-term growth and profitability.

         While all executives are eligible to receive stock options, the award of any stock option grant, as well as the size of the grant each executive receives, is determined by the Compensation Committee. The Compensation Committee reviews with the Vice President of Human Resources and the Chief Executive Officer (except in the case of his own stock option grants) and approves individual stock option grants for each of the Company's executive officers, including the named executive officers. The amount of each executive's stock option grant is subjectively determined by the Compensation Committee based upon the executive's individual performance evaluation for the prior year, the executive's current compensation package, comparable company and competitive company practices, and the Compensation Committee's appraisal of the executive's anticipated long-term future contribution to the Company. The stock options granted to the named executive officers in fiscal year 1997 are set forth in the Summary Compensation and Option Grants tables.

         LONG-TERM RETENTION AWARDS. The Compensation Committee believes that long-term incentives should be related to improvement in long-term shareholder value, thereby creating a mutuality of interest with the

Company's shareholders. The Company adopted a long-term retention program commencing in fiscal year 1996 through which the Company grants cash awards to key employees whose retention is critical to the Company's future success. The purpose of the program is to retain participants by providing a significant incremental opportunity for capital accumulation and to focus participants on increasing the value of the Common Stock. The awards are granted in an initial base amount which fluctuates up or down according to a formula based on the price of the Company's Common Stock. The awards vest and are paid over a four-year period as follows: 10% at the end of the second year, 25% at the end of the third year, and 65% at the end of the fourth year. The Compensation Committee recommended the initial base amounts for the executive officers, and the awards approved by the Board of Directors for fiscal years 1997 and 1996 are reflected in the Long-Term Incentive Plan Awards in Last Fiscal Year table.

         BENEFITS. Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executives are largely those that are offered to the general employee population, with some variation, primarily with respect to the availability of split-dollar life insurance and expanded medical benefits for the executive officers. The Compensation Committee believes that the compensation paid or payable pursuant to the non-qualified deferred compensation plan, life insurance benefits and the benefit plans available to regular employees generally is competitive with the benefit packages offered by comparable employers. From time to time, the Company's Human Resources Department obtains data to ensure that such benefit plans and programs remain competitive.

   CHIEF EXECUTIVE OFFICER COMPENSATION

         Mr. Haggerty has been Chairman, President and Chief Executive Officer of the Company for four years. He does not have an employment contract. His compensation package has been designed to encourage both short-term and long-term performance of the Company as well as align his interests with the interests of the shareholders. The majority of his compensation, including stock options, annual incentive bonuses and long-term retention awards, is at-risk. The process of establishing the compensation for the Chief Executive Officer and the criteria examined by the Compensation Committee parallels the process and criteria used in establishing compensation levels for the other executive officers. The Company's overall performance and Mr. Haggerty's individual performance are critical factors in the Compensation Committee's determination.

         Mr. Haggerty's base salary increased from $633,000 to $700,000 effective August 1, 1996. The factors which the Compensation Committee considered in setting the CEO's base salary were his individual performance and pay practices of peer companies relating to executives of similar responsibility. The annual incentive award paid to Mr. Haggerty for fiscal year 1997 was $800,000, $9,000 of which was made as a profit sharing payment into the Retirement Savings and Profit Sharing Plan, and he received stock option grants totaling 300,000 shares under the Employee Stock Option Plan. The Compensation Committee's decisions regarding Mr. Haggerty's annual incentive award and stock option grants were based on its subjective assessment of his contribution to the overall continued successful performance of the Company, his leadership, his ability to further enhance value for the Company's shareholders and improve the Company's competitive position and financial performance, his effectiveness in creating and maintaining a culture of quality, integrity and high performance at the Company, and its expectations for his future contributions in leading the Company.

   POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate deduction to one million dollars for compensation paid to a person who, on the last day of the fiscal year beginning on or after January 1, 1994, is the chief executive officer or one of the other named executive officers. The rule excludes qualified performance-based compensation. It is the Compensation Committee's intention that, so long as it is consistent with its overall compensation objectives and philosophy, executive compensation will be deductible for federal income tax purposes. Pursuant to proposed regulations, any taxable compensation derived from the exercise of stock options granted under the Employee Stock Option Plan should be deductible and exempt from the limit of Section 162(m). Bonuses under the Company's MIP and awards under the Long-Term Retention

Plan do not satisfy all the requirements of Section 162(m), but the Compensation Committee has determined that these plans are in the best interests of the Company and its shareholders since the plans permit the Company to recognize an executive officer's contribution as appropriate.

         COMPENSATION COMMITTEE

         Irwin Federman, Chairman
         James A. Abrahamson
         Peter D. Behrendt
         I. M. Booth


SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid to the Company's Chief Executive Officer and the four other most highly paid executive officers during fiscal year 1997 (collectively, the "Named Executive Officers"). The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.



                                           Annual Compensation          Long-Term Compensation
                                         ----------------------   ----------------------------------
                                                                          Awards            Payouts
                                                                  ---------------------    ---------
                                                                  Securities Underlying      LTIP            All Other
Name and Principal Position       Year   Salary($)   Bonus($)(1)    Options/SARs(#)(2)     Payout($)     Compensation($)(3)
---------------------------       ----   ---------   -----------  ---------------------    ---------     ------------------
Charles A. Haggerty               1997    694,486      791,000            300,000               0              60,087
Chairman, President &             1996    630,462      592,883            300,000               0              79,817
Chief Executive Officer           1995    600,000      536,469            240,000             N/A              35,406

Kathryn A. Braun                  1997    371,923      391,000            130,000               0              80,694
President & Chief Operating       1996    322,500      242,883              8,000               0              32,414
Officer,                          1995    303,633      227,116             40,000             N/A              15,969
Personal Storage Division

Marc H. Nussbaum                  1997    283,077      266,000             36,000               0              30,079
Senior Vice President,            1996    255,693      172,883              8,000               0              27,602
Engineering                       1995    227,856      157,290             50,000             N/A              15,243
Personal Storage Division

David W. Schafer                  1997    248,462      245,792             34,000             N/A             161,280
Senior Vice President,            1996    225,192      135,685             21,200             N/A              37,253
Worldwide Sales                   1995    203,250      131,026             20,000             N/A              15,733

Duston M. Williams                1997    240,000      207,125                  0               0              45,861
Senior Vice President, Finance    1996    163,192       92,883            111,334               0              11,738
Chief Financial Officer           1995        N/A          N/A                N/A             N/A                 N/A


---------------

(1) The amounts shown in this column include bonuses paid under the Management Incentive Plan after profit sharing contributions to the Company's Retirement Savings and Profit Sharing Plan, a 401(k) and profit sharing plan. They do not include grants under the Company's Long-Term Retention Plan, as disclosed below under the caption Long-Term Incentive Plan Awards in Last Fiscal Year.

(2)      The Company does not grant Stock Appreciation Rights.

(3)      The amounts disclosed in this column for fiscal year 1997 represent:

         (a) matching contributions to the Retirement Savings and Profit Sharing Plan on behalf of Mr. Haggerty ($4,977), Ms. Braun ($5,163), Mr. Nussbaum ($5,176), Mr. Schafer ($5,608), and Mr.
               Williams ($2,187);

         (b) profit sharing contributions to the Retirement Savings and Profit Sharing Plan of $9,000 each on behalf of Messrs. Haggerty, Nussbaum and Schafer and Ms. Braun and $2,875 on behalf of Mr. Williams;

         (c) imputed income for term life insurance on behalf of Ms. Braun ($2,158), Mr. Nussbaum ($959), Mr. Schafer ($1,775), and Mr.
               Williams ($884);

         (d) the estimated potential benefit of insurance cost for split-dollar life insurance implemented during fiscal year 1997 in the following amounts: Mr. Haggerty ($46,110), Ms. Braun ($19,267), Mr. Nussbaum ($14,945), Mr. Schafer ($25,248), and Mr.
               Williams ($12,268). The Company intends to recover all premiums paid by it, generally upon the later of 14 years after purchase of the policy or when the insured executive reaches age 62. The estimated potential benefit is calculated, in accordance with current Securities and Exchange Commission directions, as if the 1997 premiums were advanced to the Named Executive Officers without interest until the time the Company expects to recover the premium. Pursuant to the Internal Revenue Code of 1986, as amended, the taxable compensation to the Named Executive Officers for the split-dollar life insurance ranged from a high of $1,481 to a low of $331 during fiscal year 1997.

         (e) payments of vacation earned in lieu of actual vacation taken: Ms. Braun ($45,106), Mr. Schafer ($119,649), and Mr. Williams ($27,647).

OPTION/SAR* GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding stock options granted to the Named Executive Officers during fiscal year 1997.


                                                                                            Potential Realizable Value
                                                                                            at Assumed Annual Rates of
                                                                                              Stock Price Appreciation
                                              Individual Grants                                  for Option Term (2)
                          -----------------------------------------------------------     -----------------------------
                              Number        % of Total
                          of Securities    Options/SARs
                            Underlying      Granted to       Exercise
                           Options/SARs    Employees in      or Base       Expiration
      Name                Granted (#)(1)    Fiscal Year     Price($/sh)       Date          5% ($)           10% ($)
--------------------      --------------   -------------    -----------    ----------     ---------         ---------
Charles A. Haggerty           300,000          8.4            11.875       07/24/06       2,240,437         5,677,708

Kathryn A. Braun               80,000          2.2            11.875       07/24/06         597,550         1,514,055
                               50,000          1.4            30.9375      01/08/07         972,821         2,465,320

Marc H. Nussbaum               36,000          1.0            11.875       07/24/06         268,852           681,325

David W. Schafer               34,000          1.0            11.875       07/24/06         253,916           643,474

Duston M. Williams                  0          N/A             N/A           N/A                N/A               N/A

---------------

 *       The Company does not grant Stock Appreciation Rights.

(1) With the exception of the January 8, 1997, grant to Ms. Braun, all options were granted under the Employee Stock Option Plan on July 24, 1996, and vest over a period of four years (25% on the first anniversary of the grant date and 6.25% at the end of each three-month period thereafter), subject to cessation of vesting in connection with termination of employment. Ms. Braun's January 8, 1997, option grant under the Employee Stock Option Plan vests 20% on July 1, 1999, 30% on July 1, 2000, and the remaining 50% on July 1, 2001. All options have a term of 10 years, subject to earlier lapse in connection with termination of employment. The Employee Stock Option Plan is administered by the Compensation Committee, which has broad discretion and authority to construe and interpret the plan.

(2) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the Company's Common Stock.

AGGREGATED OPTION/SAR* EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table sets forth the number of shares acquired upon exercise of stock options and the aggregate gains realized upon exercise in fiscal year 1997 by the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on June 28, 1997, and the aggregate gains that would have been realized had these options been exercised on June 28, 1997, even though these options were not exercised, and the unexercisable options could not have been exercised, on June 28, 1997.



                                                                Number of Securities
                                                               Underlying Unexercised           Value of Unexercised
                                                                    Options/SARs             In-the-Money Options/SARs
                          Shares Acquired                      At Fiscal Year End (#)        At Fiscal Year End (2)($)
                                on             Value         ---------------------------   ----------------------------
       Name                Exercise (#)     Realized ($)(1)   Exercisable   Unexercisable   Exercisable    Unexercisable
--------------------      ---------------   ---------------   -----------   -------------   -----------    -------------
Charles A. Haggerty           516,776          6,987,945       291,624        568,750        $7,292,901     $12,274,219

Kathryn A. Braun              126,200          2,727,184        66,908        157,000         1,756,429       2,281,531

Marc H. Nussbaum               20,000            337,125        46,794         61,624         1,233,892       1,333,108

David W. Schafer               70,000          2,228,817        44,034         57,174         1,097,499       1,224,433

Duston M. Williams             13,000            394,386        54,599         85,575         1,245,458       1,543,528

---------------

 *       The Company does not grant Stock Appreciation Rights.

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) These amounts represent the difference between the exercise price of in-the-money options and the market price of the Company's Common Stock on June 28, 1997. The closing price of the Common Stock on that day on the New York Stock Exchange was $31.6875. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

         The following table sets forth information regarding awards made under the Long-Term Retention Plan to the Named Executive Officers in fiscal year 1997.


                             Number of Shares,        Performance or Other
                               Units or                  Period Until
      Name                   Other Rights (1)         Maturation or Payout
-------------------         -----------------         --------------------
Charles A. Haggerty             $      0                       N/A
Kathryn A. Braun                       0                       N/A
Marc H. Nussbaum                       0                       N/A
David W. Schafer                       0                       N/A
Duston M. Williams               480,000                        (2)

---------------

 (1) The base dollar amounts shown increase or decrease proportionately on a semi-annual basis to reflect the increase or decrease in the average price of the Company's Common Stock during the 12-month period preceding the valuation date as compared to the average stock price for the 12-month period preceding the prior valuation date. The amount actually payable on each annual vesting date is the portion of the initial base amount vesting on that date, adjusted by the amount that portion has increased or decreased based on increases or decreases in an average of the value of the Company's Common Stock.

 (2) The base award amount (as adjusted on each vesting date to reflect changes in the Common Stock price, as described in footnote 1) vests 10% at the end of the second year, 25% at the end of the third year, and 65% at the end of the fourth year. The award was granted effective as of July 1, 1996.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of Messrs. Federman, Abrahamson, Behrendt and Booth. No current member of the Compensation Committee is a current or former officer or employee of the Company. Except for Mr. Federman (discussed more fully under the caption Certain Transactions and Other Matters), there are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and Board members who serve as executive officers or board members of such other entities.

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return of the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Hambrecht & Quist Hardware Index for the five years ended June 28, 1997. The graph assumes that $100 was invested on June 30, 1992, in the Common Stock and each index and that all dividends were reinvested. The Company declared a two-for-one stock split payable in the form of a stock dividend to shareholders of record on May 20, 1997. No cash dividends have been declared on the Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.


                                    [CHART]

--------------------------------------------------------------------------
                          Jun-92  Jun-93   Jun-94  Jun-95  Jun-96  Jun-97
--------------------------------------------------------------------------
WD INDEX                     100      85      262     359     536   1,297
--------------------------------------------------------------------------
H&Q HARDWARE INDEX           100      86       78     137     162     248
--------------------------------------------------------------------------
S&P 500 INDEX                100     110      109     133     164     217
--------------------------------------------------------------------------

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the directors and executive officers of the Company and persons who own more than ten percent (10%) of the Company's Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during fiscal year 1997. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during fiscal year 1997 and the responses to annual directors' and officers' questionnaires, all of these reports were timely filed.

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

         Mr. Federman is a director of Headway Technologies, Inc. ("Headway") which supplies the Company with advanced magneto-resistive heads. The Company purchased approximately $65,000 of materials from Headway in fiscal year 1997, and its purchases of Headway products may increase in fiscal year 1998. U.S. Venture Partners V, L.P., of which Mr. Federman is a partner, owns approximately 10% of the outstanding capital stock of Headway. The Company, through a wholly-owned subsidiary, also owns approximately 20% of the outstanding capital stock of Headway and extended a $7 million loan to Headway on February 4, 1997.

                         CHANGE OF CONTROL ARRANGEMENTS

         Effective January 18, 1990, the Board of Directors of the Company adopted an Extended Severance Plan pursuant to which eligible employees of the Company may receive severance benefits in the event of termination of employment under certain circumstances involving a change of control of the Company. For this purpose, a change of control is defined generally as the acquisition by any person of beneficial ownership of 33-1/3% or more of the voting stock of the Company, certain mergers or other business combinations involving the Company, sale of substantially all the assets of the Company, liquidation of the Company or change in a majority of the incumbent members of the Board (except for changes in Board composition approved by a majority of incumbent directors). Subject to certain terms and conditions set forth in the Extended Severance Plan, the extended severance benefits become payable in the event that, within two years following a change of control, an eligible employee is terminated by the Company without cause, or resigns following a reduction in such employee's compensation or responsibility level.

         In such event, the eligible employee is entitled to receive a lump-sum cash payment equal to the present value of a multiple of such employee's monthly compensation (salary plus average bonus or commissions, as applicable). The multiple applied to such monthly compensation is equal to the number of months in the severance period (as described below for officers and other participants) and number of months employed prior to termination. The severance period for officers of the Company is equal to twelve months plus one additional month for each full two-month period of service in excess of one year up to a maximum severance period of thirty-six months. Other participants are entitled to a severance period ranging from two months to twenty-four months depending on employment level and length of service. If any part of the amount payable under the Extended Severance Plan to any employee is determined by the Company's accountants to be nondeductible by the Company under Section 280G of the Internal Revenue Code, the payment will be subject to reduction to the minimum extent necessary to make the entire payment deductible; provided, however, that amounts payable under the Extended Severance Plan to elected officers will not be so reduced unless the amount of the reduction is less than the lesser of (i) $100,000 or (ii) 10% of the total amount (before any reduction) payable under the Extended Severance Plan. An employee entitled to receive such a severance payment will also be entitled to continued coverage under the Company's benefit programs for the period of time described above.

         All domestic employees with an average of at least twenty hours per week of service, and such key foreign employees as are designated as participants by the Compensation Committee of the Board, are covered by the Extended Severance Plan. The Extended Severance Plan terminates on January 17, 2000, unless it is earlier terminated or extended by the Board, subject to certain conditions set forth in the Extended Severance Plan.


                                   PROPOSAL 2
                        APPROVAL OF THE AMENDMENT TO THE
                        1993 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         The Company seeks shareholder approval of an amendment to its 1993 Employee Stock Purchase Plan (the "ESPP") to authorize issuance of an additional 2,000,000 shares of the Company's Common Stock. The ESPP was adopted with shareholder approval in 1993 and amended by the shareholders in 1996 to authorize issuance of an additional 1,500,000 shares of Common Stock. The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         As of July 31, 1997, employees purchased 4,097,067 shares of the Company's Common Stock under the ESPP. Approximately 3,500 employees are currently enrolled in the ESPP. The purpose of the ESPP is to maintain competitive equity compensation programs and to provide an incentive for employees of the Company to acquire a proprietary interest in the Company through the purchase of Common Stock and, therefore, more closely align the interests of the employees and the shareholders. The Board believes that the proposed increase in the number of shares issuable under the ESPP is necessary and appropriate at this time, given the substantial growth in the Company's business and employee base, in order for the Company to continue offering the ESPP to its current and future employees.

         The following is a brief summary of the principal features of the ESPP. The summary is qualified by and subject to the full text of the ESPP (as proposed to be amended) attached as Exhibit A hereto.

SUMMARY

         The ESPP is administered by a committee (the "Committee") appointed by the Company's Board of Directors consisting of not less than three non-employee directors. The Board may at any time amend or terminate the ESPP, except that no amendment may be made that would cause the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. Subject to certain limitations imposed by Section 423 of the Code, any person who is employed by the Company (or any of its majority-owned subsidiaries that are not excluded from participation by the Committee) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP, provided that the employee is employed on the first day of an offering period. The ESPP has a series of 24-month offering periods (each, an "Offering Period") commencing on each February 1 and August 1. The last day of each six-month exercise period during each Offering Period under the ESPP, i.e., each July 31 and January 31, is an exercise date under the ESPP. The purchase price per share is equal to the lower of 85% of the fair market value of the Company's Common Stock on the date of commencement of a 24-month Offering Period or 85% of the fair market value of the Common Stock on the exercise date of the option. The fair market value of the Common Stock on a given date is the closing price of the Common Stock on the New York Stock Exchange on said date.

         The purchase price of the shares is accumulated by payroll deductions during an Offering Period. The deductions may be any whole percentage amount between 1% and 10% of a participant's eligible compensation on each payroll date during the Offering Period. A participant may discontinue his/her participation in the ESPP at any time during the Offering Period. In addition, a participant may, no more than four times in any calendar year, reduce or increase the rate of payroll deductions.

         On the first day of each Offering Period, each eligible employee enrolled in the ESPP is granted an option to purchase on each exercise date during the Offering Period up to the number of shares of Common Stock determined by dividing the amount of the participant's total payroll deductions to be accumulated during each exercise period during the Offering Period by 85% of the lower of the fair market value of the Common Stock at the beginning of the Offering Period or on the exercise date, subject to certain limitations specified in the ESPP. Options to purchase Common Stock under the ESPP may not be transferred by a participant other than by will or under the laws of descent and distribution and may be exercised during a participant's lifetime only by the participant. A participant's interest in a given offering may be terminated in whole, but not in part, at any time prior to the end of the applicable Offering Period. Failure to remain in the continuous employ of the Company or its majority-owned subsidiaries for at least 20 hours per week during an Offering Period will be deemed to be a withdrawal from that offering.

         In the event any change is made in the Company's capitalization, such as a reorganization, restructuring, reclassification, stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock or a change of Common Stock into or an exchange of Common Stock for a different number or kind of shares, appropriate adjustments will be made to the shares subject to purchase under the ESPP and in the purchase price per share. In the event of a dissolution or liquidation of the Company, any options outstanding under the ESPP will terminate unless the Committee determines otherwise. If all or substantially all of the assets of the Company are sold or if the Company is merged with or into another corporation, outstanding options under the ESPP will be assumed or equivalent options will be substituted unless the Committee elects to permit all outstanding options (including those not then otherwise exercisable) to be exercised immediately prior to the sale or merger.

         Since the ESPP is designed to qualify under Sections 421 and 423 of the Code, no income will be taxable to a participant at the time of the grant of the option or purchase of the shares. Upon disposition of the shares, the participant will generally be subject to tax; the amount of the tax will depend upon the participant's holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares.

         The foregoing is a brief description of the federal income tax treatment that will generally apply to shares purchased under the ESPP, based on federal income tax laws in effect on the date of this Proxy Statement. The exact federal income tax treatment of shares purchased under the ESPP will depend on the specific circumstances of the participant. No information is provided herein with respect to estate, inheritance, gift, state or local tax laws, although there may be certain tax consequences upon the disposition of any acquired shares under those laws.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the shares of the Company's Common Stock represented in person or by proxy at the Meeting and entitled to vote is required for approval of the amendment to the Company's 1993 Employee Stock Purchase Plan. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2 TO APPROVE THE AMENDMENT TO THE COMPANY'S 1993 EMPLOYEE STOCK PURCHASE PLAN.


                                   PROPOSAL 3
           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         By selection of the Company's Board of Directors, the international accounting firm of KPMG Peat Marwick LLP, certified public accountants, has served the Company as its auditors since its incorporation in 1970. The Board of Directors has again selected KPMG Peat Marwick LLP to serve as the Company's independent accountants for the fiscal year ending June 27, 1998. The matter is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent accountants by the affirmative vote of a majority of the shares represented and voted at the Meeting. If the shareholders do not ratify this selection, the Board of Directors will reconsider its selection of KPMG Peat Marwick LLP and will either continue to retain this firm or appoint new auditors upon recommendation of the Audit Committee.

         One or more representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 3 TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 27, 1998.

                         SHAREHOLDER PROPOSALS FOR 1998

         Shareholder proposals which are intended to be presented by such shareholders at the Company's 1998 annual meeting of shareholders must be received by the Secretary of the Company at the Company's principal executive offices no later than July 17, 1998, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, the Company's Bylaws require that, among other things, such shareholders give written notice of any proposal or the nomination of a director to the Secretary of the Company not less than 60 days nor more than 120 days prior to scheduled annual meeting of shareholders. Shareholder proposals or the nominations for director that do not meet the notice requirements of the Company's Bylaws will not be acted upon at the 1998 annual meeting.

                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments and postponements thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgments.

                                 ANNUAL REPORTS

         The Company's 1997 Summary Annual Report to Shareholders and Annual Report on Form 10-K have been mailed to shareholders concurrently with this Proxy Statement, but such reports are not incorporated herein and are not deemed to be a part of this proxy solicitation material.

                            EXPENSES OF SOLICITATION

         The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, Proxy Statement and form of proxy and the cost of soliciting proxies will be paid by the Company. Proxies may be solicited in person or by telephone, facsimile or other means of communication by certain of the directors, officers, and regular employees of the Company who will not receive any additional compensation for such solicitation. The Company will reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals. In addition, the Company has engaged D. F. King & Co., Inc., New York, New York, to assist in soliciting proxies for a fee of approximately $7,500 plus reimbursement of reasonable out-of-pocket expenses.


Irvine, California
September 26, 1997

-------------------------------------------------------------------------------
SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.
-------------------------------------------------------------------------------

                                                                    EXHIBIT A


                           WESTERN DIGITAL CORPORATION
                        1993 EMPLOYEE STOCK PURCHASE PLAN
-------------------------------------------------------------------------------


         The Western Digital Corporation 1993 Employee Stock Purchase Plan (the "Plan") shall be established and operated in accordance with the following terms and provisions.

          1.      Definitions.

         As used in the Plan the following terms shall have the meanings set forth below:

         (a) Board" means the Board of Directors of the Company.

         (b) "Code" means the Internal Revenue Code of 1986, as amended.

         (c) "Committee" means the committee appointed by the Board to administer the Plan as described in Section 4 below.

         (d) "Common Stock" means the Common Stock, $0.01 par value, of the Company.

         (e) "Company" means Western Digital Corporation, a Delaware corporation.

         (f) "Continuous Employment" means the absence of any interruption or termination of service as an Employee with the Company and/or its Participating Subsidiaries. Continuous Employment shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

         (g) "Eligible Compensation" means, with respect to each Participant for each pay period, the full salary and wages paid to such Participant by the Company or a Participating Subsidiary, including commissions, bonuses (to the extent not excluded below), overtime pay and shift differentials. Except as otherwise determined by the Committee, "Eligible Compensation" does not include

              (i) any amounts contributed by the Company or a Participating Subsidiary to any pension plan or plan of deferred compensation,

              (ii) any automobile or relocation allowances (or reimbursement for any such expenses),

              (iii) any amounts paid as a starting bonus or finder's fee,

              (iv) any amounts realized from the exercise of qualified or non-qualified stock options, or

              (v) any amounts paid by the Company or a Participating Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, such as cash-out of credits generated under a plan qualified under Code Section 125.

         (h) "Eligible Employee" means an Employee who is eligible to participate in the Plan as described in Section 5 below.

         (i) "Employee" means any person, including an officer, who is customarily employed for at least twenty (20) hours per week and more than five
(5) months in a calendar year by the Company or one of its Participating Subsidiaries.

         (j) "Enrollment Date" means the first day of each Offering Period.

         (k) "Exercise Date" means each July 31 and January 31 during each Offering Period.

         (l) "Exercise Period" means a period commencing on February 1 and terminating on the following July 31 or commencing on August 1 and terminating on the following January 31.

         (m) "Exercise Price" means the price per share of shares offered in a given Offering Period determined as provided in Section 10 below.

         (n) "Fair Market Value" means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date, the closing price of such Common Stock on the New York Stock Exchange on such date, as reported in The Wall Street Journal. In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price of a share of the Common Stock on the New York Stock Exchange on the last business day prior to such date or such other amount as may be determined by the Committee by any fair and reasonable means.

         (o) "Offering Period" means a period of twenty-four (24) months during which an option granted pursuant to the Plan may be exercised. A new Offering Period shall begin on each February 1 and August 1.

         (p) "Participant" means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 7 below.

         (q) "Participating Subsidiary" means any Subsidiary other than a Subsidiary excluded from participation in the Plan by the Committee, in its sole discretion.

         (r) "Plan" means this Western Digital Corporation 1993 Employee Stock Purchase Plan.

         (s) "Subsidiary" means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code or any successor thereto.

         2. Purpose of the Plan.

         The purpose of the Plan is to provide an incentive for present and future employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

         3. Shares Reserved for the Plan.

         There shall be reserved for issuance and purchase by Employees under the Plan an aggregate of 5,000,000 shares of Common Stock, subject to adjustment as provided in Section 15 below. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Employee for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

         4. Administration of the Plan.

         (a) The Plan shall be administered by a Committee appointed by, and which shall serve at the pleasure of, the Board. The Committee shall consist of not less than 3 members of the Board who are not officers or employees of the Company or of any of its Subsidiaries and who are disinterested persons within the terms of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons.

         (b) The Committee may request advice or assistance or employ such other persons as it in its absolute discretion deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

         5. Eligibility to Participate in the Plan.

         Subject to limitations imposed by Section 423(b) of the Code, any Employee who is employed by the Company or a Participating Subsidiary on an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.

         6. Offering Periods.

         The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on each February 1 and August 1 during the term of the Plan. The first such Offering Period shall commence on February 1, 1994, or as otherwise determined by the Committee. The Committee shall have the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

         7. Election to Participate in the Plan.

         (a) Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company prior to the applicable Enrollment Date, unless another time for filing the enrollment form is set by the Committee for all eligible Employees with respect to a given Offering Period. An Eligible Employee may participate in an Offering Period only if, as of the Enrollment Date of such Offering Period, such Employee is not participating in any prior Offering Period which is continuing at the time of such proposed enrollment.

         (b) Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12.

         (c) Unless a Participant elects otherwise prior to the Enrollment Date of the immediately succeeding Offering Period, an Eligible Employee who is participating in an Offering Period as of the last Exercise Date of such Offering Period (the "Prior Offering Period") shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the expiration or termination of the Prior Offering Period.

         (d) The Committee, in its discretion, may terminate the participation of all Participants in any Offering Period as of the last day of any Exercise Period (a "Termination Date") and enroll such Participants in the new Offering Period commencing immediately following such Termination Date if the Exercise Price determined as of the Enrollment Date for such new Offering Period is lower than the Exercise Price determined as of the Enrollment Date of the Offering Period for which the Participants' participation is being terminated. In such event, each of such Participants shall be deemed for purposes of this Plan (i) to have elected to participate in such new Offering Period and (ii) to have authorized the same payroll deduction for such new Offering Period as was in effect for such Participant immediately prior to the Termination Date.

         8. Payroll Deductions.

         (a) All Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Offering Period in an amount of from 1% to 10% of the Eligible Compensation which the Participant receives on each payroll date during such Offering Period. The amount of such payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant's Eligible Compensation.

         (b) All payroll deductions made for a Participant shall be deposited in the Company's general corporate account and shall be credited to the Participant's account under the Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional payments into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

         (c) A Participant may discontinue participation in the Plan as provided in Section 12. A Participant may at any time during an Offering Period (but no more than four times in any calendar year) reduce or increase (subject to the limitations of Section 8(a) above) the rate of his or her payroll deductions by completing and filing with the Company a change notice in the form provided by the Company. Any such reduction in the rate of a Participant's payroll deductions shall be effective as of the pay period specified by the Participant in the Participant's change notice, but in no event sooner than the first pay period ending more than fifteen (15) days after the Participant files the change notice with the Company. Any such increase in the rate of a Participant's payroll deductions shall be effective as of the first date of the next Exercise Period within such Offering Period.

         9. Grant of Options.

         (a) On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3 and 9(b) hereof, each Eligible Employee shall be granted an option to purchase on each Exercise Date during such Offering Period (at the Exercise Price determined as provided in Section 10 below) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated during the Exercise Period ending on such Exercise Date by 85% of the fair market value of a share of the Company's Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower, provided that the number of shares subject to the option shall not exceed five (5) times the number of shares determined by dividing 10% of the Employee's Eligible Compensation over the Offering Period (determined based upon the Eligible Employee's rate of Eligible Compensation in effect as of the Enrollment Date) by 85% of the Fair Market Value of a share of the Company's Common Stock on the Enrollment Date.

         (b) Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Employee's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         10. Exercise Price.

         The Exercise Price of each of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock of the Company on the Enrollment Date; or (ii) 85% of the Fair Market Value of a share of the Common Stock of the Company on the applicable Exercise Date.

         11. Exercise of Options.

         Unless a Participant withdraws from the Plan as provided in Section 12, the Participant's option for the purchase of shares will be exercised automatically on each Exercise Date of the Offering Period, and the maximum number of full shares subject to option will be purchased for the Participant at the applicable Exercise Price with the accumulated payroll deductions in the Participant's account. Any amount remaining in the Participant's account after an Exercise Date shall be held in the account until the next Exercise Date in such Offering Period, unless the Offering Period has been over-subscribed or has terminated with such Exercise Date, in which event such amount shall be refunded to the Participant.

         12. Withdrawal; Termination of Employment.

         (a) A Participant may withdraw all but not less than all of the payroll deductions credited to the Participant's account under the Plan at any time by giving written notice to the Company. All of the Participant's payroll deductions credited to the Participant's account will be paid to him promptly after receipt of the Participant's notice of withdrawal, the Participant's participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan unless written notice is delivered to the Company within the open enrollment period preceding the commencement of an Exercise Period directing the Company to resume payroll deductions.

         (b) Upon termination of the Participant's Continuous Employment prior to the Exercise Date of an Offering Period for any reason, including retirement or death, the payroll deductions credited to the Participant's account will be returned to the Participant or, in the case of death, to the Participant's estate, and the Participant's options to purchase shares under the Plan will be automatically terminated.

         (c) In the event an Employee fails to maintain Continuous Employment for at least twenty (20) hours per week during an Offering Period in which the Employee is a Participant, the Employee will be deemed to have elected to withdraw from the Plan, the payroll deductions credited to the Employee's account will be returned to the Employee, and the Employee's options to purchase shares under the Plan will be terminated.

         (d) A Participant's withdrawal from an Offering Period will not have any effect upon the Participant's eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

         13. Transferability.

         Options to purchase Common Stock granted under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable during a Participant's lifetime only by the Participant.

         14. Reports.

         Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees semi-annually promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

         15. Adjustments Upon Changes in Capitalization.

         (a) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustment shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

         (b) In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the option will terminate upon the expiration of such period.

         (c) In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 15, and the Committee's actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 15.

         16. Amendment of the Plan.

         The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval if required.

         17. Termination of the Plan.

         The Plan and all rights of Employees hereunder shall terminate:

         (a) on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

         (b) at any time, at the discretion of the Board.

         In the event that the Plan terminates under circumstances described in
Section 17(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

         18. Notices.

         All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         19. Shareholder Approval.

         Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted. If such shareholder approval is obtained at a duly held shareholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon.

         20. Conditions Upon Issuance of Shares.

         (a) The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

         (b) The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state income tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

[Front side of Proxy Card]
PROXY
                           WESTERN DIGITAL CORPORATION
                            8105 IRVINE CENTER DRIVE
                                IRVINE, CA 92618

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints Charles A. Haggerty and Michael A. Cornelius, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Western Digital Corporation held of record by the undersigned on September 19, 1997, at the Annual Meeting of Shareholders to be held on November 13, 1997, and at any postponements or adjournments thereof. The proposals referred to below are described in the Proxy Statement for the Annual Meeting of Shareholders dated September 26, 1997.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.     ELECTION OF DIRECTORS        [ ] FOR ALL NOMINEES LISTED BELOW        [ ] WITHHOLD AUTHORITY
                                        (except as marked to the contrary        to vote for all nominees listed
                                        below)                                   below

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
         LINE THROUGH OR OTHERWISE STRIKE OUT THE NOMINEE'S NAME BELOW)

  CHARLES A. HAGGERTY         I. M. BOOTH            ANDRE R. HORN           IRWIN FEDERMAN
    ANNE O. KRUEGER        THOMAS E. PARDUN       JAMES A. ABRAHAMSON       PETER D. BEHRENDT

2. APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1993 EMPLOYEE STOCK PURCHASE PLAN TO AUTHORIZE AND RESERVE FOR ISSUANCE AN ADDITIONAL 2,000,000 SHARES AS DESCRIBED IN THE PROXY STATEMENT.

       [ ] FOR                    [ ] AGAINST                       [ ] ABSTAIN

3. RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY.

       [ ] FOR                    [ ] AGAINST                       [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                     (IMPORTANT - PLEASE SIGN ON OTHER SIDE)

[Back side of Proxy Card]

                           (CONTINUED FROM OTHER SIDE)

       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

                                           Dated: ___________________, 1997



                                           ------------------------------------
                                                      (Signature)


                                           ------------------------------------
                                                      (Signature)

                                           Please sign your name exactly as it
                                           appears hereon. When shares are held
                                           by joint tenants, both should
                                           sign. When signing as attorney,
                                           executor, administrator, trustee
                                           or guardian, please give full
                                           title as such. If a corporation,
                                           please sign in full corporate
                                           name by President or other
                                           authorized officer. If a partnership,
                                           please sign in full partnership
                                           name by authorized person.

                                           PLEASE MARK, SIGN, DATE AND RETURN
                                           THIS PROXY CARD PROMPTLY USING THE
                                           ENCLOSED ENVELOPE.

[Front side of Instruction Card]

TO:      T. ROWE PRICE TRUST COMPANY
         TRUSTEE OF THE WESTERN DIGITAL CORPORATION RETIREMENT SAVINGS AND PROFIT SHARING PLAN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE PROPOSALS.


         With respect to shares of Common Stock of Western Digital Corporation included in the Retirement Savings and Profit Sharing Plan, you are hereby instructed to vote in accordance with the following all shares allocated to my account in the plan:

1.     ELECTION OF DIRECTORS       [ ] FOR ALL NOMINEES LISTED BELOW        [ ] WITHHOLD AUTHORITY
                                       (except as marked to the contrary        to vote for all nominees listed
                                       below)                                   below

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
         LINE THROUGH OR OTHERWISE STRIKE OUT THE NOMINEE'S NAME BELOW)

  CHARLES A. HAGGERTY         I. M. BOOTH            ANDRE R. HORN           IRWIN FEDERMAN
    ANNE O. KRUEGER        THOMAS E. PARDUN       JAMES A. ABRAHAMSON       PETER D. BEHRENDT

2. APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1993 EMPLOYEE STOCK PURCHASE PLAN TO AUTHORIZE AND RESERVE FOR ISSUANCE AN ADDITIONAL 2,000,000 SHARES AS DESCRIBED IN THE PROXY STATEMENT.

       [ ] FOR                    [ ] AGAINST                       [ ] ABSTAIN

3. RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY.

       [ ] FOR                    [ ] AGAINST                       [ ] ABSTAIN

4. In their discretion, Charles A. Haggerty and Michael A. Cornelius are authorized to vote upon such other business as may properly come before the meeting.

                     (IMPORTANT - PLEASE SIGN ON OTHER SIDE)

[Back side of Instruction Card]

                           (CONTINUED FROM OTHER SIDE)

TO PARTICIPANTS IN THE WESTERN DIGITAL CORPORATION RETIREMENT SAVINGS AND PROFIT SHARING PLAN


       As a participant in the Retirement Savings and Profit Sharing Plan, with respect to shares of Western Digital Corporation Common Stock included in the plan at September 19, 1997, you have the right to instruct T. Rowe Price Trust Company, the Trustee, how to vote shares allocated to your accounts in the plan. For your information, a copy of the Proxy Statement for the Annual Meeting of Shareholders to be held on November 13, 1997, is forwarded herewith.

                                   MY SHARES SHALL BE VOTED IN THE MANNER
                                   DIRECTED ABOVE. IF THIS FORM IS PROPERLY
                                   EXECUTED BUT NO DIRECTION IS MADE ABOVE, THE
                                   SHARES SHALL BE VOTED FOR THE NOMINEES NAMED
                                   IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

                                   Dated: ___________________, 1997



                                   --------------------------------------------
                                                   (Signature)

                                   PLEASE MARK, SIGN, DATE AND RETURN
                                   THIS INSTRUCTION CARD PROMPTLY USING
                                   THE ENCLOSED ENVELOPE.

September 26, 1997



TO:    Participants in the Western Digital Corporation
       Retirement Savings and Profit Sharing Plan


As a participant in the Western Digital Corporation Retirement Savings and Profit Sharing Plan, you have the right to vote the shares of Western Digital common stock allocated to your account.

To allow you to do this, we are enclosing a voting instruction card, which when completed will give instructions to the trustee of the plan, T. Rowe Price Trust Company, on how you wish your shares to be voted. Also enclosed are a Summary Annual Report, Annual Report on Form 10-K, and Proxy Statement which explains the issues being presented for shareholder approval at the Annual Meeting of Shareholders to be held on November 13, 1997.

In addition to the election of directors and the ratification of the selection of KPMG Peat Marwick LLP as independent accountants, the Company is asking for your approval of the following proposal:

         Authorization for an additional 2,000,000 shares under the Employee Stock Purchase Plan, available to all of the Company's employees worldwide.

Your Board of Directors unanimously recommends that you vote FOR each of these proposals.

As a stock owner in Western Digital, ONLY YOU (through the trustee) CAN VOTE YOUR SHARES. No one else has that right. If you do not provide the trustee with voting instructions, your shares will not be voted. Therefore, it is important that your shares, no matter how large or small the amount, be represented at the Annual Meeting of Shareholders.

Please take the time to complete the enclosed card and return it in the enclosed, pre-addressed envelope as soon as possible.

Thank you for your cooperation.



/s/ MICHAEL A. CORNELIUS
-------------------------
    Michael A. Cornelius